Exhibit 23.2

Consent of the independent auditors

The Board of Directors

New Century REIT, Inc.:

We consent to the inclusion in the registration statement on Form S-3 of New Century REIT, Inc. of our report dated April 20, 2004, with respect to the consolidated balance sheet of New Century REIT, Inc. as of April 20, 2004 and to the reference to our firm under the heading “Experts” in the prospectus.

/s/    KPMG LLP

Los Angeles, California

April 21, 2004